UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 12, 2015 (March 9, 2015)
SOLERA HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-33461	26-1103816
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7 Village Circle, Suite 100
Westlake, TX 76262
(Address of principal executive offices, including Zip Code)
(817) 961-2100
(Registrant’s telephone number, including area code)
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On March 9, 2015, the Compensation Committee of the Board of Directors (the “Committee”) of Solera Holdings, Inc. (“Solera” or the “Company”) approved the grant of a special restricted stock unit award (the “Special RSU Award”) to Tony Aquila, the Company’s Chief Executive Officer.

The Special RSU Award consists of 127,464 restricted stock units (“RSUs”) having a grant date value of $7.0 million. Each RSU represents the right to receive one share of the Company’s common stock upon vesting. The Special RSU Award has two components: (i) an award of 63,732 RSUs that are fully-vested on the date of grant (the “Innovation Award”); and (ii) an award of 63,732 RSUs, 100% of which will vest on March 9, 2018, subject to Mr. Aquila’s continued services to the Company (the “Retention Award”). The Retention Award will vest immediately following Mr. Aquila’s death or disability prior to March 9, 2018 and will be subject to accelerated vesting in accordance with Mr. Aquila’s Executive Employment Agreement dated June 6, 2011.

Although when awarding the Mission 2020 stock option awards to Mr. Aquila in March 2013 the Committee stated its intention not to grant any equity awards to Mr. Aquila until the quarter ending June 30, 2016, the Committee determined to grant the Special RSU Award at this time based on its assessment of the following recent developments:

•	Mr. Aquila’s contributions described in greater detail below; and

•	The importance of retaining and motivating Mr. Aquila, whose leadership is valued by the Committee, the Board of Directors, employees, investors, customers and business partners.

The Innovation Award recognizes Mr. Aquila’s recent and significant contributions to intellectual property, technology and product innovations relating to the Company’s vehicle and property risk and asset management platform (the “Platform”). The contributions have increased the Company’s total addressable market well beyond vehicle claims processing and can accelerate the achievement of Mission 2020, the Company’s stated mission to achieve $2.0 billion in revenue and $840 million in Adjusted EBITDA by fiscal year 2020. The contributions include:

•	Developing a working prototype of a risk and asset management application for our customers and our customers’ customers that combine recently-acquired and homegrown solutions (the “Application”).

•	Re-aligning key Company personnel to optimize product and solution innovation, including Platform and Application innovation.

•	Obtaining support for the Company’s recent innovations from current and potential customers and business partners.

•	Progress in the Company’s collaboration with a key industry participant on the development of a property claims processing solution.

The Retention Award is designed to retain Mr. Aquila and motivate him to continue his considerable efforts in leading the Company as its CEO. The Committee believes that Mr. Aquila’s industry knowledge, leadership prowess, and skillsets in executive management, innovation, business operations, strategic growth and talent development uniquely qualify him to lead the Company through its transformation from primarily a provider of insurance motor claims processing solutions to a risk and physical asset management software provider to the automobile and property marketplace, including the P&C insurance industry. During this critical business transformation, Mr. Aquila and his team must continue to innovate, commercialize their innovations and maintain the operating discipline necessary to achieve Mission 2020 in a challenging macro environment, evidenced by the continuing volatility of currency exchange rates and a strengthening U.S. dollar. With the benefit of hindsight, the Committee believes that the Mission 2020 performance-based stock option awards – a material component of Mr. Aquila’s long-term incentive compensation opportunity - are not likely to provide Mr. Aquila the value the Committee intended when they were approved in March 2013. The Committee believes it is in the best interests of stockholders to retain Mr. Aquila and keep him fully engaged and motivated as he and his team continue to transform the Company and that making the Special RSU Award at this time achieves this purpose.

In determining the appropriateness of granting the Special RSU Award, the Committee received relevant information and benchmarking data from Pearl Meyers & Partners, the Committee’s independent compensation consultant. Utilizing this information and data, the Committee considered the following factors in approving the Special RSU Award:

•	The value of long-term incentive awards provided in recent years to new CEOs at size-relevant and business model-relevant publicly-traded companies.

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In this regard, the Committee concluded that if the Company were unable to retain Mr. Aquila, there was significant risk that a replacement CEO would likely require inducement or other awards above and beyond the grant date value of the Special RSU Award.

•	The combination of the mix and value of Solera long-term incentive awards held by Mr. Aquila prior to the grant of the Special RSU Award.

o
In this regard, the Committee concluded that Mr. Aquila’s existing long-term incentive awards and equity holdings do not provide the pay-for-performance outcomes at various stock price and performance scenarios to effectively incentivize Mr. Aquila if Mr. Aquila’s next equity grant is delayed until the fourth quarter of fiscal year 2016.

•
The effect of the dislocation between the Company’s solid operating and financial performance and the compensation realized by Mr. Aquila from the Company’s performance-based long-term incentive programs, including the Road to $1 Billion PSU awards granted to Mr. Aquila in June 2011 and the Mission 2020 performance-based stock option awards granted to Mr. Aquila in March 2013.

o
In this regard and as discussed above, the Committee concluded that the Mission 2020 performance-based stock option awards are not likely to vest in their entirety and therefore such awards do not have their desired retention and incentive effect.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOLERA HOLDINGS, INC.

/s/ JASON M. BRADY
Date: March 12, 2015	Name:	Jason M. Brady
	Title:	Senior Vice President, General Counsel and Secretary